Gwendolyn Bingham Elected to Owens & Minor Board of Directors

RICHMOND, Va.-March 2, 2020-Owens & Minor, Inc. (NYSE-OMI), a leading global healthcare solutions company, today announced the appointment of Lieutenant General Gwendolyn (Gwen) Bingham to its Board of Directors, effective March 5, 2020.
A retired 3-star US Army Lieutenant General, Lieutenant General Bingham, 60, brings a broad range of executive experience in strategic leadership and planning as well as talent and resource management. Most recently, she served as Department of the Army Assistant Chief of Staff for Installation Management, where she provided policy, programs, and resourcing expertise for installation infrastructure and services for 156 Army installations worldwide.
“Gwen’s impressive expertise will be an outstanding addition to our board,” said Bob Sledd, Owens & Minor Chairman of the Board. “With her many years of strategic leadership, particularly in logistics and talent management, she will provide essential guidance for Owens & Minor’s continued growth and success.”
Previously, Lieutenant General Bingham served in multiple military leadership positions in both the Continental United States and overseas. She is the recipient of the 2018 Ellis Island Medal of Honor and the 2018 Women in Defense Service to the Flag award.
“Gwen’s excellent approach to transformational leadership will play a key role in ensuring we continue to reach new heights of service,” said Owens & Minor President and CEO Ed Pesicka. “I look forward to working together to empower our customers to advance healthcare.”

Gwendolyn Bingham elected to Owens & Minor Board of Directors (Photo: Business Wire)

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.
Investor Relations Contact
Chuck Graves, Director, Finance & Investor Relations
804-723-7556
Chuck.Graves@owens-minor.com